UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2011

Marathon Oil Corporation
 __________________________________________
 (Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Road, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(713) 629-6600

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The description of the amendment to the Employee Matters Agreement included in Item 5.02 of this report is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 30, 2011, we completed the spin-off (the “Spin-off”) of Marathon Petroleum Corporation (“MPC”) to our stockholders through the distribution of shares of common stock of MPC to holders of outstanding shares of our common stock.  MPC’s businesses primarily consist of those that previously comprised our refining, marketing and transportation operations.  In connection with the Spin-off, our stockholders received 100% (approximately 356 million shares) of the outstanding common stock of MPC.  MPC is now an independent public company and its common stock trades under the symbol “MPC” on the New York Stock Exchange.

The distribution of MPC common stock occurred by way of a pro rata stock dividend to our stockholders.  Each of our stockholders received one share of MPC common stock for every two shares of our common stock held by such stockholder at 5:00 p.m., New York City time, on the record date, June 27, 2011, and cash in lieu of any fractional shares of MPC common stock.

A registration statement on Form 10 relating to the Spin-off was filed by MPC with the Securities and Exchange Commission and was declared effective on June 6, 2011.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Spin-off, Messrs. David A Daberko, William L. Davis, Charles R. Lee, Seth E. Schofield, John W. Snow and Thomas J. Usher became directors of MPC and resigned as directors of Marathon Oil effective as of the close of business on June 30, 2011.

Also in connection with the Spin-off, Mr. Gary R. Heminger resigned his position of Executive Vice President, Downstream of Marathon Oil effective as of the close of business on June 30, 2011.

In connection with the Spin-off, Mr. Clarence P. Cazalot, Jr. was appointed chairman of the board of Marathon Oil in addition to his responsibilities as President and CEO, and Dennis H. Reilley was appointed Lead Director.  Both appointments were effective July 1, 2011.

Effective July 1, 2011, Mr. David E. Roberts, Jr., 50, has been appointed Executive Vice President and Chief Operating Officer of Marathon Oil.  Mr. Roberts previously served as Executive Vice President, Upstream, a position he has held since 2008.  Mr. Roberts joined Marathon in 2006 as senior vice president of business development.  He previously served as executive vice president/managing director for BG Group with responsibility for Asia and the Middle East.  Prior to joining BG, he served as advisor to the vice chairman of ChevronTexaco Corporation (now Chevron Corporation) from 2001 to 2003, where he provided strategic and operational advice to executive management regarding the company's upstream operations.  Mr. Roberts is a 1983 graduate of the University of Alabama in Tuscaloosa, Alabama, where he earned a Bachelor of Science degree in mineral engineering.

In connection with the Spin-off, an Employee Matters Agreement (the “EMA”) was entered into by and between Marathon Oil and MPC.  We previously filed a copy of the EMA with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K dated May 25, 2011.  On June 30, 2011, an amendment to the EMA (the “Amendment”) was entered into for the primary purposes of (i) ensuring that Canadian employees will not experience adverse tax consequences as a result of equity conversions, (ii) making conforming changes to reflect the registration statement to be filed by MPC, and (iii) allowing for a possible variance by a third party service provider from the methodology for equity adjustments in the EMA.  A copy of the Amendment is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Amendment to Employee Matters Agreement dated as of June 30, 2011 between Marathon Oil Corporation and Marathon Petroleum Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2011		MARATHON OIL CORPORATION

	By:	/s/ Michael K. Stewart
Name: Michael K. Stewart
Title: Vice President, Accounting and Controller

EXHIBIT INDEX

Number                      Exhibit

99.1	Amendment to Employee Matters Agreement dated as of June 30, 2011 between Marathon Oil Corporation and Marathon Petroleum Corporation.